Exhibit 99.1

Incannex Healthcare Forms Joint Venture with Mind Medicine Australia to Expand Access to Psychedelic-Assisted Therapy

Expanded platform improves access, scales operations, and advances Incannex’s position in next-generation mental health treatment

NEW YORK and MELBOURNE, Australia – June 17, 2025 – Incannex Healthcare Inc. (Nasdaq: IXHL) (“Incannex” or the “Company”), a clinical-stage biopharmaceutical company advancing combination drug therapies for high-impact indications, announces entering into a 50:50 joint venture with Mind Medicine Australia (“MMA”) to operate a psychedelic-assisted therapies services clinic in Melbourne.

Incannex CEO Joel Latham commented, “This joint venture is a significant milestone around our strategy to bring psychedelic-assisted therapies to those who need them most. Working alongside a leading organization in this space, we expect to build the clinical infrastructure necessary to deliver safe, effective, and scalable treatment options. Importantly, this initiative not only strengthens our presence in a high-growth therapeutic sector but also aligns with our long-term commitment to generating opportunities for sustainable long-term shareholder value.”

The new entity, Mind Medicine Australia Clinics, represents a strategic advancement in Incannex’s commercialization model. The joint venture will deliver a fully integrated suite of services including clinical operations, governance, medicine supply, medical oversight, and marketing support to a growing network of aligned Authorised Prescribers across Australia.

Mind Medicine Australia Chairman Peter Hunt commented, “This groundbreaking initiative in partnership with Inacnnex brings critical resources and clinical expertise that will enhance the quality, accessibility, and scale of these transformative treatments. Our new clinic will serve as a Centre of Excellence, delivering best-in-class care and clinician training.”

The updated clinic model will significantly expand treatment access by reducing the cost of entry and more than tripling capacity. These improvements are expected to benefit individuals suffering from post-traumatic stress disorder (PTSD), treatment-resistant depression, and other complex mental health conditions. Patient intake is expected to begin shortly in response to strong early demand.

MMA is Australia’s leading not-for-profit organization supporting the clinical adoption of psychedelic-assisted therapies involving medicinal psilocybin and MDMA. In 2023, MMA successfully led the world’s first regulatory rescheduling of psilocybin and MDMA for controlled clinical use in the treatment of PTSD and treatment-resistant depression. MMA is also the provider of the globally recognized Certificate in Psychedelic-Assisted Therapies (CPAT), a leading training program for clinicians in the field.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: Incannex’s business strategy, future operations; Incannex’s ability to execute on its objectives, prospects, or plans, evaluations and judgments regarding Incannex’s research and development efforts, including any implications that the results of earlier clinical trials will be representative or consistent with later clinical trials or final results; the expected timing of enrollment for these trials and the availability of data or results of these trials, and the potential benefits, safety or of Incannex’s drug candidates. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or Incannex’s future performance, and they are based on management’s current assumptions, expectations, and beliefs concerning future developments and their potential effect on Incannex’s business; Incannex’s ability to obtain the requisite stockholder approval for the exercise of the Series A Warrants; Incannex’s ability to potentially improve its capital structure in the future. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the continued availability of financing; Incannex’s ability to raise capital to fund continuing operations, to complete capital raising transactions and to potentially improve its capital structure; the impact of any infringement actions or other litigation brought against Incannex; the success of Incannex’s development efforts, including Incannex’s ability to progress its drug candidates through clinical trials on the timelines expected; competition from other providers and products; that the market for its drug candidates may not grow at the rates anticipated or at all; Incannex’s compliance with the various evolving and complex laws and regulations applicable to its business and its industry; and Incannex’s ability to protect its proprietary technology and intellectual property; and other factors relating to Incannex’s industry, its operations and results of operations. The forward-looking statements made in this press release speak only as of the date of this press release, and Incannex assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law. Incannex’s reports filed with the U.S. Securities and Exchange Commission (SEC) including its annual report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Incannex’s website upon their filing with the SEC. These reports contain more information about Incannex, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release. For additional information on Incannex, please visit our website at www.incannex.com.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au